 Exhibit 99.1

NEWS RELEASE
CONTACT:  Mac McConnell
Senior Vice President & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC.
ANNOUNCES THE ACQUISITION OF KENNETH CROSBY

Houston, Texas, October 12, 2011 – DXP Enterprises, Inc. (NASDAQ: DXPE) announced today the completion of the acquisition of substantially all the assets of Kenneth Crosby ("KC"), a leading  distributor of cuttings tools, abrasives, fasteners, gauges and industrial tools.

Founded in 1946, Kenneth Crosby is headquartered in Rochester, New York and operates out of five locations in the New York and Massachusetts area.  Kenneth Crosby is focused on serving customers in the power generation, medical, pharmaceutical and general industrial markets.  Kenneth Crosby goes to market as both an integrated supply and traditional branch based operator and has approximately 56 employees.

The signing of the definitive agreement to acquire substantially all of the assets of Kenneth Crosby occurred on October 10, 2011.  The purchase price was financed with borrowings under DXP’s existing credit facility.

Sales and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for Kenneth Crosby for the twelve months ended July 31, 2011 were approximately $49 and $3 million, respectively.  Adjusted EBITDA was calculated as income before taxes, interest, depreciation and amortization, plus non-recurring items that will not continue after the completion of the acquisition.

David Little, Chief Executive Officer, stated, “Kenneth Crosby is a quality company with great people.  KC offers us an opportunity to expand and enhance our Supply Chain Service and Service Center operations while accelerating our growth in Northeast U.S.  We are excited with the geography and markets they cover and we look forward to our future success together.”

Kent Yee, Senior Vice President Corporate Development, stated "In today's environment, Kenneth Crosby presents a unique opportunity to expand our Supply Chain Service business which is focused on helping customers reduce costs and increase efficiency.  KC further diversifies our end market exposure and provides us with an opportunity to expand into a well established U.S. MRO market.  Kenneth Crosby complements our industrial products division and provides us with additional scale in cutting tools.  We anticipate this acquisition to be accretive to earnings and provide us with a strong foothold in the Northeast going forward.

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, safety and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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